Exhibit 99.1

PDL Community Bancorp Announces Execution of Stock Purchase Agreement

New York (May 20, 2019): PDL Community Bancorp (the “Company”) (NASDAQ: PDLB), the holding company for Ponce Bank (the “Bank”), announced that it has entered into a definitive agreement whereby the Company will acquire all of the capital stock of Mortgage World Bankers, Inc. (“MWB”).  MWB is a mortgage banking company headquartered in Astoria, New York. The terms of the purchase provide that the Company will pay the shareholders of MWB, Michael Lagoudis and Stephanos Lagoudis, approximately $1.16 million, subject to adjustment, in exchange for 100% of the stock of MWB.  Michael Lagoudis will continue to manage MWB’s operations as its President and CEO and will become a senior officer of the Company.  Stephanos Lagoudis will continue to assist MWB in a consulting capacity.  The transaction is subject to regulatory approvals and is anticipated to close late in the third quarter or early in the fourth quarter of this year.

Carlos P. Naudon, President and CEO, noted that “this purchase will enhance our mortgage origination capacity, enable us to offer more competitive consumer mortgage products in our communities, give us an experienced and established channel to the secondary markets and expand our reach into additional communities.  Further, we expect the transaction will be accretive well within 18 months.” Executive Chairman Steven A. Tsavaris remarked that “we are pleased to be able to add mortgage products highly desired by our communities – 30-year fixed rates salable in the secondary markets and CDFI qualifying commercial mortgages.”  Michael Lagoudis, President of MWB, stated that “we are delighted to be joining the Ponce family, with whom we have had a close relationship for over 20 years.  We look forward to adding our expertise, branch offices and distribution channels to their larger financial resources and retail network.”